UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Preliminary Proxy Statement

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☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

MACQUARIE GLOBAL INFRASTRUCTURE TOTAL RETURN FUND INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN FUND LTD
ARTHUR D. LIPSON
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
ROBERT FERGUSON
SCOTT FRANZBLAU
ROBERT H. DANIELS
LYNN D. SCHULTZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Western Investment at the 2012 annual meeting of stockholders (the “Annual Meeting”) of Macquarie Global Infrastructure Total Return Fund Inc. (the “Fund”).  Western Investment has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On June 12, 2012, Western Investment delivered the following letter to stockholders of the Fund:

MACQUARIE INFRASTRUCTURE FUND’S UNDEMOCRATIC ELECTION RULE REJECTED BY INSTITUTIONAL SHAREHOLDER SERVICES AND GLASS, LEWIS

WESTERN INVESTMENT URGES INVESTORS TO VOTE FOR ITS HIGHLY QUALIFIED BOARD NOMINEE AND FOR ITS GOOD GOVERNANCE PROPOSAL #2 ON THE ENCLOSED GOLD PROXY CARD

HAS THIS BOARD FAILED TO FULFILL ITS IMPLIED PROMISE TO ADDRESS THE DISCOUNT?  DID MACQUARIE USE BAIT AND SWITCH TACTICS TO SELL THE FUND TO STOCKHOLDERS?

Dear Fellow Stockholder:

We are a significant stockholder of Macquarie Global Infrastructure Total Return Fund Inc. (the “Fund”), owning approximately 9.9% of the Fund’s outstanding shares.  We are seeking your support on the enclosed GOLD proxy card FOR the election of our INDEPENDENT director nominee to the Fund’s Board of Directors, and FOR a stockholder proposal to eliminate the Fund’s undemocratic majority voting standard in director elections.

We are investors specializing in investing in closed-end funds and have proven over many years to be ethical activist investors for all stockholders.  We have a long-standing policy of treating all stockholders equally.  We have taken a stance in connection with 36 closed-end funds since 2004, with all completed activism situations resulting in significant pro-stockholder action by the issuer.  We have never accepted a benefit that was not equally available to all stockholders.  Additionally, we have never sought to be paid any fees or put ourselves in a position of control in any closed-end funds we have been involved with.  We are proud of our public record, and proud of the role we have played in creating value for stockholders.  In every situation, Western Investment’s settlement has benefitted all stockholders equally -- the opportunity to sell shares at a lower discount.

THE BOARD HAS LITTLE INCENTIVE TO ACT BECAUSE IT HAS ENTRENCHED ITSELF USING CORPORATE TRICKS AND LEGAL TECHNICALITIES.

We believe the Board remains indifferent and unaffected by the plight of stockholders because it is protected by undemocratic and broadly criticized corporate governance provisions, including a classified board and majority voting standard in director elections, as detailed in the stockholder proposal (Proposal 2) in the proxy statement.

The Fund’s classified board structure provides directors with three year terms, ensuring the annual election of only a fraction of the Board, making it much harder and more time consuming to replace a stockholder-unfriendly board.

In addition, the Fund’s current Bylaws, which only the Board can change, provide that the election of a director requires the affirmative vote of an absolute majority of all shares outstanding (i.e. a “majority vote”), not just those present or voting by proxy.  In contested elections, this voting participation level is virtually impossible to reach in closed-end funds.  We believe this undemocratic rule was designed to allow incumbents to stay in office even if they lose.  For example, suppose 45% of the Fund’s stockholders vote for a challenger, 30% vote for an incumbent and 25% don’t return their proxies.  The result is that no one has been elected, which means that the (defeated) incumbent can “hold over”, staying on the Board because no successor was chosen by over 50% of all outstanding shares.  This discourages potential challengers, who know that they can be denied victory even if they win a majority of all ballots cast.  This unfair and undemocratic rule is designed to guarantee a corporate election outcome that disregards the will of stockholders.

Both Glass, Lewis & Co., LLC (“Glass Lewis”) and Institutional Shareholder Services, Inc. (“ISS”), two of the leading proxy advisory firms, have rejected this undemocratic majority voting provision and have recommended stockholders vote FOR Proposal 2.  In rejecting the Fund’s majority vote provision, ISS noted that “[a] majority vote standard with a plurality carve-out for contested elections would protect against the possibility of a failed election and give full effect to the shareholder franchise.”  Glass Lewis noted that it does not believe the Fund’s “majority vote system in director elections best serves shareholders or the Fund” and that “a plurality vote standard in the event of a contested election would best serve the Fund and its shareholders…”

ELIMINATE THIS UNDEMOCRATIC AND INCUMBENT ENTRENCHING CORPORATE GOVERNANCE PROVISION.

The stockholder proposal (Proposal 2) seeks to eliminate this unfair and undemocratic majority voting provision.  Stockholders can help increase the Board’s accountability to stockholders and bring the Fund in line with acceptable corporate governance standards by voting for the elimination of this undemocratic election rule.

THIS BOARD HAS ALLOWED THE FUND TO BE MANAGED INTO THE BOTTOM 5% OF ALL CLOSED-END FUNDS.

Since inception, the Fund’s discount has averaged 12.2% and has been as high as 32.1%, frequently placing it in the bottom 5% of all closed-end funds in terms of discount to net asset value, or NAV.1  If stockholders need to sell shares while they are trading at a significant discount to NAV, those selling stockholders are forced to leave behind a substantial portion of the value underlying their investment at the time of sale.  Any time a stockholder chooses to sell his or her ownership of a closed-end fund at a discount to NAV, that stockholder is harmed no matter what the fund’s discount was at the time the stockholder invested in that fund.  In other words, with a 32.1% discount to per share NAV, a sale of the Fund’s shares would have resulted in the loss of nearly one-third of the net asset value attributed to each share.

THE BOARD HAS ALSO FAILED TO FULFILL ITS IMPLIED PROMISE TO MANAGE THE FUND’S DISCOUNT.

1 The number of funds used in this comparison was based on all closed-end funds as disclosed in The Wall Street Journal, excluding closed-end funds that are not publicly traded or do not provide regularly updated net asset values.

The Fund was sold to stockholders with the implied promise that “[t]he Board may consider from time to time engaging in open market repurchases, tender offers for [Shares] or other programs intended to reduce the discount.”  To date we are not aware of the Fund having ever purchased a single share in the open market.  And why would they?  The Fund’s own advisors advocate protecting the existence and size of the Fund, i.e. management’s fees, above all else.

Under this Board, we believe it is unlikely stockholders will ever be able exit the Fund unless they are willing to sell their investments at a price significantly lower than its net asset value.

IS THE BOARD MASKING ITS FAILURES WITH DECEPTIVE HALF-TRUTHS?

Once Western Investment began questioning this Board’s record and commitment to its implied promise to control the NAV discount, the Board countered with a series of misleading statements and half-truths designed to mask its failures.

•
The Board claims that it has meaningfully increased the Fund’s dividend.  While the dividend may not be $0.16 per share any longer, it is still a full 40% lower than the $0.40 per share initially distributed to stockholders.

•
The Board criticized Western Investment’s proposal that the Fund reduce its persistent and excessive NAV discount by conducting tender offers or open-market share repurchases.  The Board claims these actions would increase Fund expenses, but conveniently ignores the proven benefits to stockholders including possibly increasing the NAV and earnings per share substantially in excess of any increased expenses and increasing returns.

•
The Board claims that the Fund’s discount has been “steadily narrowing.”  While the discount may have narrowed, it remains excessive and it still ranks near the bottom of all U.S. listed closed-end funds.  We believe that any recent small narrowing of the discount is likely due to Western Investment’s public disclosure of its investment in the Fund.

•
The Board also claims the Fund’s returns have been “very positive,” yet chooses to show returns over only a short-term period handpicked by the Board which followed a sharp and drastic decline in the Fund’s share price.  The Board does not mention that since inception, the Fund’s returns have been abysmal, lagging all similar funds and relevant indices.  Since its initial public offering in 2005, the price of the Fund’s stock has decreased from $25.00 to $16.58 as of June 11, 2012.

•
The Board criticized Western Investment’s suggestion that the Fund consider replacing its current investment manager due to sub-par performance as “extreme.”  This is not “extreme.”  This is the Board’s legal obligation under the Investment Company Act.

•
The Board claims its nominee, Gordon A. Baird, is experienced and highly qualified.  The Board fails to mention that Mr. Baird gained some of those qualifications and experience at Paramax Capital Partners, an investment adviser no longer registered with the SEC.   Paramax Capital Partners got into trouble a few years ago underwriting faulty Credit Default Swap insurance.  Is this the type of experience stockholders need on their Board?

The reality is that this Board has been reduced to issuing misleading statements and half-truths in an effort to distract stockholders from its shameful record.

DO NOT BE FOOLED!  THERE ARE ALTERNATIVES!

WESTERN INVESTMENT IS SEEKING TO INCREASE VALUE FOR ALL STOCKHOLDERS.

If the Board had instituted a plan to repurchase just 10% of the trading volume of the Fund’s shares whenever the NAV discount was greater than 10%, by our calculation the Fund’s NAV would be approximately 15% higher.  Additionally, as a result of income earned on the higher NAV, we estimate that the Fund’s yearly EPS would actually increase after expenses by $0.12 per share.

But Don’t Just Take Our Word For It.

Consider MFD (Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund), a Macquarie infrastructure fund that shares the same manager, but not the same Board, as the Fund.  MFD was also plagued by a significant discount to net asset value.  The MFD Board acted proactively and implemented share buybacks and dividend increases beginning in February 2011.  In February 2011, our Board did nothing -- the same thing it has done since the Fund’s inception.  Needless to say, MFD’s discount shrank dramatically versus MGU, as illustrated in the chart below:

In addition, like the Fund, certain Putnam closed-end funds were also plagued by persistent significant discounts to NAV.  In response, Putnam agreed to commit to share repurchases to decrease the NAV discount.  According to a press release published by Putnam and currently posted at www.fixmyfund.com, fund returns were increased by as much as 24% through repurchases.  All Putnam funds currently trade at modest discounts or even premiums.

STOCKHOLDERS NEED A BOARD COMMITTED TO MAXIMIZING VALUE FOR INVESTORS, NOT FEES FOR MANAGEMENT.

We urge you to vote the enclosed GOLD proxy today by following the simple instructions for telephone or internet voting on the enclosed GOLD proxy card.  Alternatively, you can sign date and return your GOLD proxy in the postage paid envelope provided.

If you have any questions or require assistance in voting, please contact our proxy solicitor at the numbers given on the following page.  Thank you for your support.

Regards,

/s/ Arthur D. Lipson

Arthur D. Lipson
Managing Member,
Western Investment LLC

If you have any questions or need assistance voting your Shares, please call:
InvestorCom, Inc.
65 Locust Avenue, Third Floor
New Canaan, Connecticut 06840

Stockholders Call Toll-Free at: (877) 972-0090
Banks and Brokers Call Collect at: (203) 972-9300

You may also contact Western Investment LLC via email at
info@fixmyfund.com

YOUR SHARES CANNOT BE VOTED WITHOUT YOUR
SPECIFIC INSTRUCTIONS ON CERTAIN MATTERS
TO BE ACTED UPON AT THE MEETING

Please forward your voting instructions as soon as possible using one of the following methods:

Available 24 Hours – 7 Days a Week

VOTE BY TELEPHONE

Using a touch-tone telephone, call the toll-free number which appears on the top left corner of your enclosed Voting Instruction Form.
Just follow these four easy steps:
1. 2. 3. 4.
Read the Western Investment LLC Proxy Statement and enclosed Voting Instruction Form.

Call the toll-free number located on the top left corner of your Voting Instruction Form.

Enter your 12-digit Control Number located on your Voting Instruction Form.

Follow the simple recorded instructions.

Please vote your shares with “Opposition.”
Western Investment is identified as “Opposition.”

VOTE BY INTERNET

Go to website: WWW.PROXYVOTE.COM
Just follow these four easy steps:
1.	Read the Western Investment LLC Proxy Statement and enclosed Voting Instruction Form.
2.	Go to the website www.proxyvote.com.
3.	Enter your 12-digit Control Number located on your Voting Instruction Form.
4.	Follow the simple instructions.
Please vote your shares with “Opposition.” Western Investment is identified as “Opposition.”

If you vote by telephone or Internet, do not return your Voting Instruction Form. Thank you for your vote!